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Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

Ratio of earnings to fixed charges

SEC Table for Ratio Exhibit

	2010	2009	2008	2007	2006
Earnings Before Fixed Charges:
Income (loss) before income taxes	(38,954,429)	738,056	(2,018,843)	7,377,687	3,836,346
Add fixed charges	26,408,317	25,159,653	33,680,606	17,207,944	5,714,414

Income (loss) before fixed charges	(12,546,112)	25,897,709	31,661,763	24,585,631	9,550,760

Fixed Charges:
Interest expense, net	21,268,611	18,613,301	22,383,705	10,744,547	3,751,673
Estimate of interest expense within rental expense	5,139,705	6,546,351	11,296,901	6,463,397	1,962,741

Total fixed charges	26,408,317	25,159,653	33,680,606	17,207,944	5,714,414

Deficiency of earnings available to cover fixed charges	(38,954,429)	—	(2,018,843)	—	—

Ratio of earnings to fixed charges	—	1.03	—	1.43	1.67

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  Exhibit 12.1
Statement Regarding Computation of Ratio of Earnings to Fixed Charges
SEC Table for Ratio Exhibit